UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
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Soliciting Material under Rule 14a-12

STERICYCLE, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2018

Proxy Statement

2018 ANNUAL MEETING OF STOCKHOLDERS

We protect what matters.

2018 PROXY STATEMENT

Our Company
At A Glance

Stericycle is a global business-to-business services company. We provide an array of highly specialized solutions serving healthcare organizations and commercial businesses of every size. Since our founding in 1989, we have grown from a small start-up in medical waste management into a leader across a range of increasingly complex and highly regulated arenas, such as:

•	Brand protection solutions
•	Environmental and sustainable solutions
•	Patient and customer communication solutions
•	Secure information destruction
•	Regulated waste management and compliance solutions

Every organization today must comply with increasingly strict regulatory guidelines and quality controls in the delivery of their core businesses. Large or small, businesses can’t always do it on their own. They seek out Stericycle to help them. We have the expertise and passion to take on many complicated and often behind-the-scenes services our clients don’t always know how to do well but that ultimately make their businesses better.

OUR PURPOSE:

To help our customers fulfill their promises by providing solutions that protect people and brands, promote health and safeguard the environment.

FOUNDED IN 1989 HEADQUARTERS LAKE FOREST, IL 2017 REVENUE OF $3.6 BILLION 680+ locations IN 21 COUNTRIES MORE THAN ONE MILLION CUSTOMERS WORLDWIDE 23,200+TEAM MEMBERS

Notice of 2018 Annual Meeting
of Stockholders

Wednesday, May 23, 2018

2:00 p.m. Central Daylight Time

Hilton Garden Inn Chicago O’Hare
2930 South River Road
Des Plaines, Illinois 60018

DEAR STOCKHOLDER:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2018 at 2:00 p.m. Central Daylight Time at the Hilton Garden Inn Chicago O’Hare, 2930 South River Road, Des Plaines, Illinois 60018

At the Annual Meeting, you will be asked to consider and vote on the following matters:

1.	the election to the Board of Directors (the “Board”) of the nine nominees for director named in this proxy statement;

2.	an advisory vote to approve executive compensation (the “say-on-pay” vote);

3.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

4.	a stockholder proposal entitled Special Shareholder Meeting Improvement;

5.	a stockholder proposal on the vesting of equity awards upon a change in control; and

6.	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of March 29, 2018 are entitled to vote at the Annual Meeting.

If you plan to attend the meeting in person, please email your request to Investor@Stericycle.com. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership. All requests for admission must be received by May 16, 2018. Admission is not transferable.

For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided or go to www.proxyvote.com and follow the instructions. If you return your proxy card and later decide to attend the Annual Meeting and then vote in person, your earlier proxy card (or earlier vote by telephone or Internet) will be revoked. Your attendance at the Annual Meeting, by itself, does not revoke an earlier proxy. If for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Dated: April 13, 2018
Lake Forest, Illinois

Robert S. Murley	Charles A. Alutto
Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2018
Annual Meeting of Stockholders to be Held on May 23, 2018

The Proxy Statement, Notice of Annual Meeting and 2017 Annual Report to
Stockholders are available at www.proxyvote.com

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SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. In this proxy statement, “we,” “us,” “our,” “Stericycle” and the “Company” all refer to Stericycle, Inc.

Annual Meeting of Stockholders

Time and Date:	2:00 p.m. Central Daylight Time on Wednesday, May 23, 2018
Place:	Hilton Garden Inn Chicago O’Hare
2930 South River Road
Des Plaines, Illinois 60018
Record Date:	March 29, 2018
Voting:	Stockholders as of the record date are entitled to vote
Attendance:	Stockholders who wish to attend the meeting in person should email their request to Investor@Stericycle.com by May 16, 2018.
Proxy Materials:	This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2017) are first being made available to stockholders on or about April 13, 2018.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of nine directors	FOR each Nominee	12
Advisory vote to approve executive compensation (the “say-on-pay” vote)	FOR	22
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018	FOR	40
Stockholder proposal entitled Special Shareholder Meeting Improvement	AGAINST	42
Stockholder proposal on the vesting of equity awards upon a change in control	AGAINST	43

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Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

		Director
Nominee	Age	Since	Principal Occupation	Committees
Robert S. Murley	68	2017	Chairman of the Board, Stericycle, Inc.; Senior advisor, Credit Suisse, LLC	• Audit
Charles A. Alutto	52	2012	President and Chief Executive Officer, Stericycle Inc.	None
Brian P. Anderson	67	2017	Former executive vice president of OfficeMax Incorporated	• Audit (Chair)
Lynn D. Bleil	54	2015	Former senior partner McKinsey & Company	• Compensation • Nominating and Governance (Chair)
Thomas D. Brown	70	2008	Former senior vice president and president of the diagnostics division, Abbott Laboratories	• Compensation (Chair) • Nominating and Governance
Thomas F. Chen	68	2014	Former senior vice president and president of international nutrition, Abbott Laboratories	• Audit • Nominating and Governance
Mark C. Miller	62	1992	Former Chairman of the Board, Stericycle, Inc.	None
John Patience	70	1989	Chairman of the Board of Accelerate Diagnostics, Inc.; co-founder and partner, Crabtree Partners LLC; former vice chairman, Ventana Medical Systems, Inc.; former partner, McKinsey & Company	• Audit
Mike S. Zafirovski	64	2012	Former director, president and chief executive officer of Nortel Networks Corporation; former director, president and chief operating officer of Motorola, Inc.; former president and chief executive officer of General Electric Lighting	• Compensation • Nominating and Governance

Compensation Highlights

Our compensation program is performance oriented and designed to provide strong incentives to our executive officers to continue to improve our operating performance and thereby create value for all of our stockholders. The following table sets forth the 2017 compensation for each named executive officer as determined under the rules of the U.S. Securities and Exchange Commission (“SEC”). See the notes accompanying the Summary Compensation Table on page 33 for more information.

Named Executive Officer	Salary	Option Awards	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
Charles A. Alutto	$1,000,000	$1,317,342	$1,495,299	$–	$3,000	$3,815,641
Joseph B. Arnold	550,000	489,363	555,444	–	3,000	1,597,807
Daniel V. Ginnetti	550,000	489,363	555,444	–	3,000	1,597,807
Brenda R. Frank	400,000	254,462	288,835	–	18,113	961,410
Ruth-Ellen Abdulmassih	370,000	234,882	266,608	–	41,579	913,069

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GENERAL INFORMATION

Why Did I Receive This Proxy Statement and Other Materials?

The Board of Directors (the “Board”) of Stericycle, Inc. is soliciting proxies to vote shares of our common stock at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2018 at 2:00 p.m. Central Daylight Time, at the Hilton Garden Inn Chicago O’Hare, 2930 South River Road, Des Plaines, Illinois 60018.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2017), are first being made available to stockholders on or about April 13, 2018. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What Will Stockholders Vote on at the Annual Meeting?

Stockholders will vote on following matters at the Annual Meeting:

•	the election to the Board of the nine nominees for director named in this proxy statement (Item 1);
•	an advisory vote to approve executive compensation (the “say-on-pay” vote) (Item 2);
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Item 3);
•	a stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4);
•	a stockholder proposal on vesting of equity awards upon a change in control (Item 5); and
•	any other matter that properly comes before the meeting.

What Are the Board’s Voting Recommendations?

The Board recommends that you vote your shares:

•	FOR each of the nine nominees for election to the Board (Item 1);
•	FOR the advisory vote to approve executive compensation (Item 2);
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Item 3);
•	AGAINST the stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4); and
•	AGAINST the stockholder proposal on vesting of equity awards upon a change in control (Item 5).

Who May Vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 29, 2018 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the close of business on the record date of March 29, 2018, there were 85,573,629 shares of our common stock issued and outstanding.

Why Did I Receive Only a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Receiving a Full Set of Printed Proxy Materials?

In accordance with the “notice and access” rules of the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 13, 2018. This Notice contains instructions on how to access our proxy materials over the internet, how to request a printed or electronic copy of these materials and how to vote by internet, telephone or mail. The voting facilities over the internet or by telephone will remain open until 11:59 p.m. Eastern Daylight Time on May 22, 2018.

The Notice is not a proxy card and cannot be used to vote your shares.

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What Is the Difference Between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name?

If your shares are registered directly in your name with our stock registrar and transfer agent, EQ Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

See “How Can I Attend the Annual Meeting?” below for further information and instructions.

If I Am a Stockholder of Record, How Do I Vote?

You may vote in several ways. You may vote in person at the Annual Meeting, or you may vote by proxy over the internet or by telephone by following the instructions provided in the Notice.

In addition, if you request copies of our proxy materials in printed form, you may vote by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided.

If I Am a Beneficial Owner of Shares Held in Street Name, How Do I Instruct My Broker How to Vote?

If you are a beneficial owner of our common stock, the Notice was forwarded to you by your broker. You may instruct your broker how to vote over the internet or by telephone by following the instructions provided by your broker.

In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.

What Happens if I am a Stockholder of Record and Sign and Return the Proxy Card But Do Not Make Any Voting Choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1-5 described in this proxy statement. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What Happens if I Am a Beneficial Owner of Shares Held in Street Name and Do Not Give Voting Instructions to My Broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on “routine” matters but may not vote those shares on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Item 3) is considered a routine matter under the relevant rules. All of the other items to be voted on (Items 1, 2, 4 and 5) are considered non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature. Broker non-votes will not have any effect on the result of the vote when they occur. There will be not be any broker non-votes on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Item 3), because brokers will have discretionary authority to vote on this matter.

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What Is the Quorum Required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What Are My Choices in Voting on the Matters to Be Voted on at the Annual Meeting?

On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Item 2 (the say-on-pay vote), Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018), Item 4 (stockholder proposal entitled Special Shareholder Meeting Improvement) and Item 5 (stockholder proposal on the vesting of equity awards upon a change in control), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What Are the Voting Requirements to Approve the Matters to Be Voted on at the Annual Meeting?

•	Item 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the result of the vote.
•	Item 2 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the result of the vote.
•	Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote on Item 3, and therefore, there will not be any broker non-votes on this matter.
•	Item 4 (stockholder proposal entitled Special Shareholder Meeting Improvement): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the result of the vote.
•	Item 5 (stockholder proposal on the vesting of equity awards upon a change in control): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the result of the vote.

Can I Change My Vote after I Have Voted?

If you are a stockholder of record, you may change your vote by voting again over the internet or by telephone (before those voting facilities are closed at 11:59 p.m. Eastern Daylight Time on May 22, 2018) or by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 28161 North Keith Drive, Lake Forest, Illinois 60045.

If you are a beneficial owner of shares held in street name, you may revoke your proxy by following the instructions provided by your broker.

How Can I Find Out the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting if available. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.

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Who Is Paying for the Cost of This Proxy Solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our common stock.

Multiple Individuals Residing in My Home Are Beneficial Owners of Stericycle Common Stock. Why Did We Receive Only One Mailing?

We are sending only one envelope with multiple Notices to you if you share a single address with another stockholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. If you currently receive multiple Notices, you can request householding by contacting our Investor Relations as described above. If you own your shares through a broker, you can request householding by contacting the holder of record.

How Can I Attend the Annual Meeting?

We encourage our stockholders to attend the Annual Meeting. If you plan to attend the meeting in person, please email your request to Investor@Stericycle.com. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership (for example, by providing a copy of a brokerage firm statement).

All requests for admission must be received by May 16, 2018. Admission is not transferable and will admit only the stockholder or stockholders to whom it was issued.

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STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 29, 2018 by (i) each of our directors, (ii) each of our named executive officers listed in the Summary Compensation Table on page 33, and (iii) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership	(1)	Percent of Class (2)
Directors
Mark C. Miller	1,088,388		1.3%
Jack W. Schuler(3)	703,415		*
Charles A. Alutto(4)	502,655		*
John Patience(5)	205,013		*
Thomas D. Brown	61,984		*
Mike S. Zafirovski	36,017		*
Thomas F. Chen	20,472		*
Lynn D. Bleil	13,867		*
Robert S. Murley	3,670		*
Brian P. Anderson	2,670		*
Named Executive Officers
Daniel V. Ginnetti	132,794		*
Joseph B. Arnold(6)	130,288		*
Brenda R. Frank	12,034		*
Ruth-Ellen Abdulmassih	57,687		*
All directors and executive officers as a group (16 persons)	2,977,092		3.5%
*	Less than 1%.
(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 29, 2018. These shares are held as follows: Mr. Miller, 898,644 shares; Mr. Schuler, 30,813 shares; Mr. Alutto, 496,020 shares; Mr. Patience, 54,384 shares; Mr. Brown, 61,489 shares; Mr. Zafirovski, 32,602 shares; Mr. Chen, 19,977 shares; Ms. Bleil, 13,372; Mr. Anderson, 2,281 shares; Mr. Murley, 2,281 shares; Mr. Ginnetti, 125,442 shares; Mr. Arnold, 125,324 shares; Ms. Frank, 10,914 shares; and Ms. Abdulmassih, 55,551 shares. Includes 126,669 shares pledged by Mr. Patience and 616,142 shares pledged by Mr. Schuler, respectively, as security for lines of credit.
(2)	Shares of common stock issuable under a stock option exercisable as of or within 60 days after March 29, 2018 are considered outstanding for purposes of computing the percentage of the person holding the option but are not considered outstanding for purposes of computing the percentage of any other person.
(3)	The shares shown as beneficially owned by Mr. Schuler include 27,120 shares owned by trusts for his benefit and 29,340 shares owned by his wife, regarding the latter of which Mr. Schuler disclaims any beneficial ownership.
(4)	Mr. Alutto is also a named executive officer as our President and Chief Executive Officer.
(5)	The shares shown as beneficially owned by Mr. Patience include 1,000 shares owned by his wife, regarding which Mr. Patience disclaims any beneficial ownership.
(6)	The shares shown as beneficially owned by Mr. Arnold include 15 shares owned by his son, regarding which Mr. Arnold disclaims any beneficial ownership.

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Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of the record date (March 29, 2018) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,540,788	10.0%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, Maryland 21202	8,570,538	10.0%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	5,910,355	6.9%
(1)	Based on a Schedule 13G/A filed using the SEC on January 10, 2018, the Vanguard Group has sole voting power with respect to 115,589 shares, shared voting power with respect to 15,606 shares, sole dispositive power with respect to 8,412,973 shares and shared dispositive power with respect to 127,815 shares.
(2)	Based on a Schedule 13G/A filed with the SEC on March 12, 2018, T Rowe Price Associates, Inc. has sole voting power with respect to 3,397,090 shares and sole dispositive power with respect to 8,552,072 shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 8, 2018, BlackRock, Inc. has sole voting power with respect to 5,242,589 shares, sole dispositive power with respect to 5,909,811 shares and shared dispositive power with respect to 544 shares.

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ITEM 1	Election of Directors

Our Board is currently composed of 10 directors. Mr. Schuler, our current Lead Director, is not standing for re-election at the Annual Meeting. With the exception of Mark C. Miller, our former Chairman of the Board and CEO, and Charles A. Alutto, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). Mr. Miller transitioned from the role of Executive Chairman of the Board to Chairman of the Board immediately following our 2017 Annual Meeting of Stockholders and transitioned out of his role as Chairman of the Board in March 2018. Mr. Murley, one of our independent directors, was elected as Chairman of the Board in March 2018. Although Mr. Miller is no longer Chairman of the Board or an officer of the Company, because of his previous employment with us he is not considered an outside director. The Board has determined that all of our outside directors are independent under the applicable listing standards of the Nasdaq Global Select Market (“Nasdaq”).

Each director elected at the Annual Meeting will hold office until our 2019 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

Voting in Uncontested Director Elections

Under our bylaws, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he resigns. Under our bylaws, an incumbent director who is not re-elected is required to tender his resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.

Changes to Our Board of Directors

Mr. Schuler will not be standing for re-election at the Annual Meeting. The Company thanks Mr. Schuler for his many years of distinguished service to the Company. Should all director nominees be elected to the Board at the Annual Meeting, the number of directors constituting the Board will be decreased from 10 to 9 directors.

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Nominees for Director

ROBERT S. MURLEY

Director since January 2017
Age 68

Experience: Robert S. Murley has served as our Chairman since March 2018 and as a director since January 2017. Mr. Murley is a Senior Adviser to Credit Suisse, LLC, a financial services company. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse, LLC and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley is a member of the board of directors of Health Insurance Innovations Inc., of privately held Brown Advisory Incorporated, and of the board of advisors of Harbour Group. He was formerly on the board of directors of Stone Energy Corporation and Apollo Education Group, Inc. Mr. Murley is an Emeritus Charter Trustee of Princeton University, a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, is Chairman of the Board of the UCLA Anderson Board of Advisors. Mr. Murley holds a Bachelor of Arts from Princeton University, a Master of Business Administration from the UCLA Anderson School of Management, and a Master of Science from the London School of Economics and Political Science.

Skills & Qualifications: Mr. Murley’s existing public company board experience, his deep knowledge of the capital markets and the economy, and his extensive experience leading and advising a range of businesses across multiple industries make him a valuable member of the Board.

CHARLES A. ALUTTO

Director since November 2012
Age 52

Experience: Charles A. Alutto has served as our President and Chief Executive Officer since January 2013 and as a director since November 2012. He joined us in May 1997 following our acquisition of the company where he was then employed. He became an executive officer in February 2011 and served as President, Stericycle USA. He previously held various management positions with us, including vice president and managing director of SRCL Europe and corporate vice president of our large quantity generator business unit. Mr. Alutto received a B.S. degree in finance from Providence College and an M.B.A. degree in finance from St. John’s University.

Skills & Qualifications: Mr. Alutto brings to the Board his substantial experience in sales and marketing, operations and general management of our industry.

BRIAN P. ANDERSON

Director since January 2017
Age 67

Experience: Brian P. Anderson has served as a director since January 2017. Mr. Anderson served Senior Vice-President and Chief Financial Officer of OfficeMax Incorporated from 2004 to 2005 and as Senior Vice President and Chief Financial Officer of Baxter International from 1997 to 2004. He joined Baxter in 1991, as Vice President, Corporate Audit, became Corporate Controller in 1993 and then Vice President, Finance in 1997. Before joining Baxter, he spent 15 years with Deloitte in the Chicago office and the Washington, D.C. office as an Audit Partner. He is a member of the Board of Directors of W. W. Grainger, Inc., PulteGroup, Inc., James Hardie Industries plc, and The Nemours Foundation. He currently serves as Chairman of The Nemours Foundation, Chairman of the Audit Committees of James Hardie Industries plc and PulteGroup, and is the former Lead Director and Audit Committee Chairman of W. W. Grainger, Inc. Mr. Anderson was recently elected to The Governing Board of the Center for Audit Quality and served on the Board of A.M. Castle & Co. from 2005 to 2016, as Audit Committee Chairman (2005-2010) and Chairman of the Board 2010-2016.

Skills & Qualifications: The specific skills and qualifications that Mr. Anderson brings to our Board include his significant experience as a chief financial officer of two large multinational companies, in-depth knowledge with respect to the preparation and review of complex financial reporting statements, and experience in risk management and risk assessment.

LYNN D. BLEIL

Director Since May 2015
Age 54

Experience: Lynn D. Bleil has served as a director since May 2015. Ms. Bleil was the leader of the West Coast Healthcare Practice of McKinsey & Company, a management consulting firm. Ms. Bleil was also a leader of McKinsey’s worldwide Healthcare Practice. She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy and organization. Ms. Bleil also serves as a director of DST Systems, Inc., a financial and health services information technology company, Sonova Holdings AG, a global leader in hearing aids and cochlear implants, and Intermountain Healthcare’s Park City Medical Center, a non-profit healthcare organization. Ms. Bleil holds a B.S.E. degree in Chemical Engineering from Princeton University and an M.B.A. degree from the Stanford Graduate School of Business.

Skills & Qualifications: Ms. Bleil brings to the Board significant experience in the healthcare industry, as well as commercial expertise and expertise in corporate strategy, mergers and acquisitions, and financial reporting, compliance and risk management.

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THOMAS D. BROWN

Director Since May 2008
Age 70

Experience: Thomas D. Brown has served as a director since May 2008. From 1974 until his retirement in 2002, Mr. Brown held various sales, marketing and management positions at Abbott Laboratories, where he served as a senior vice president and president of the diagnostics division from 1998 to 2002 and as corporate vice president for worldwide commercial operations from 1993 to 1998. He is a director of Quidel Corporation and Accelerate Diagnostics, Inc., and formerly served as a director of Ventana Medical Systems, Inc. and Cepheid Inc. Mr. Brown received a B.A. degree from the State University of New York at Buffalo.

Skills & Qualifications: Mr. Brown has a strong record of operational success and extensive knowledge of the healthcare industry. He also has extensive executive leadership and governance experience, as well as governmental and regulatory, human resources, commercial and international business expertise.

THOMAS F. CHEN

Director Since May 2014
Age 68

Experience: Thomas F. Chen has served as a director since May 2014. Mr. Chen served as senior vice president and president of international nutrition of Abbott Laboratories before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanded responsibilities, primarily in Pacific/Asia/ Africa where he oversaw expansion into a number of emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer. He is a director of Baxter International Inc. and formerly served as a director of Cyanotech Corporation. Mr. Chen received a Bachelor’s degree in International Business from National Cheng Chi University in Taipei, Taiwan, and an M.B.A. degree from Indiana University.

Skills & Qualifications: With his extensive international business experience, Mr. Chen provides our Board with a distinct global perspective. He also provides our Board with significant operational, strategy, mergers and acquisitions, healthcare industry, governmental and regulatory, and commercial expertise.

MARK C. MILLER

Director since May 1992
Age 62

Experience: Mark C. Miller served as our Chairman from May 2016 to March 2018 and prior to that he was our Executive Chairman since January 2013. Mr. Miller has been a director since May 1992. He became our Chief Executive Officer in May 1992 and Chairman of the Board of Directors in August 2008, and served in each of those roles until January 2013. From May 1989 until joining us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller serves as a director of Accelerate Diagnostics, Inc., a developer of automated diagnostics systems, and formerly served as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

Skills & Qualifications: Having previously served as our Chief Executive Officer, Chairman and Executive Chairman, Mr. Miller provides our Board with a wealth of knowledge of our industry. He also possesses substantial expertise in the areas of operations, strategy, mergers and acquisitions, government and regulatory, human resources, and international business.

JOHN PATIENCE

Director Since March 1989
Age 70

Experience: John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. He is currently the chairman of the board and a director of Accelerate Diagnostics, Inc., a developer of automated diagnostics systems. He formerly served as a director and vice chairman of the board of directors of Ventana Medical Systems, Inc., a public company prior to its being acquired in February 2008. From January 1988 to March 1995, he was a general partner in a venture capital firm which he co-founded and which led our pre-IPO funding. He was previously a partner in the consulting firm of McKinsey & Company, specializing in health care. Mr. Patience received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and an M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Skills & Qualifications: Mr. Patience brings to our Board his substantial experience as a director with public and private healthcare companies, as well as commercial, international business, strategy, mergers and acquisitions and financial reporting, compliance and risk management expertise.

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MIKE S. ZAFIROVSKI

Director Since November 2012
Age 64

Experience: Mike S. Zafirovski has served as a director since November 2012. Mr. Zafirovski is the founder and president of The Zaf Group LLC, a management consulting and investment firm established in November 2012. Mr. Zafirovski has also served as an executive advisor to The Blackstone Group, a private investment banking company, since October 2011. From November 2005 to August 2009, Mr. Zafirovski served as the president and chief executive officer and a director of Nortel Networks Corporation. Prior to that, he was the president and chief operating officer and a director of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as executive vice president and president of the personal communications sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as president and chief executive officer of five businesses in the consumer, industrial and financial services areas, his most recent being president and chief executive officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski also serves as a director of The Boeing Company and two private companies (Apria Healthcare Group Inc. and non-executive chairman of the board for DJO Global, Inc.). He received a B.A. degree in mathematics from Edinboro University in Pennsylvania.

Skills & Qualifications: Mr. Zafirovski provides guidance to the Board on a wide variety of strategic, operational and business matters based on his substantial experience leading enterprises with significant international operations. He also provides business transformation, information technology, mergers & acquisitions, healthcare industry, and government and regulatory expertise.

The Board of Directors recommends a vote “FOR” the election of these nine Director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Director Qualifications

We believe that our nine director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

When the Board elected Mr. Zafirovski as a director in November 2012, it was aware that Nortel Networks Corporation had filed for bankruptcy protection in January 2009 while Mr. Zafirovski was serving as its president and chief executive officer and a director. The Board concluded that this event did not impair Mr. Zafirovski’s ability to serve as one of the Company’s directors.

The Nominating and Governance Committee seeks to ensure an experienced, exceptionally qualified Board with deep expertise in areas relevant to Stericycle. When evaluating potential director nominees, the committee considers each individual’s professional expertise and background, in addition to his or her personal characteristics. The committee always conducts this evaluation in the context of the Board as a whole. The committee works with the Board to determine the appropriate mix of backgrounds and experiences that will foster and maintain a Board strong in its collective knowledge, and best able to perpetuate our long-term success. To assist in this objective, the Nominating and Governance Committee conducts annual evaluations of the Board and the Board’s committees assessing the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.

The Nominating and Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;
•	public company Board service and governance expertise, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholder interests;
•	operational expertise, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;
•	financial reporting, compliance and risk management expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting, financial reporting and enterprise risk management; and
•	healthcare industry expertise, which is vital in understanding and reviewing our strategy.

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The following table highlights each nominee’s specific skills, knowledge and experiences in these areas. A particular director may possess additional skills, knowledge or experience even though they are not indicated below:

	Alutto	Anderson	Bleil	Brown	Chen	Miller	Murley	Patience	Zafirovski
Leadership experience (public company CEO/COO)
Public company Board service/governance expertise
Operational expertise (logistics/supply chain or capital intensive industry)
Business transformation/IT expertise
Corporate strategy/M&A capability
Financial reporting, compliance and risk management expertise
Healthcare industry expertise
Government/regulatory experience
Talent management/HR expertise
Commercial/go-to-market expertise
International business expertise
Gender, ethnic or other diversity
Tenure on Board (years, as of May 2018)	6	1.4	3	10	4	26	1.4	29	6

Committees of the Board

Our Board of Directors has three standing committees: Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable Nasdaq listing standards.

Compensation Committee

The Compensation Committee determines the structure, award and public disclosure of all elements of compensation and benefits paid to our CEO and other executive officers. The committee reviews and approves financial and strategic performance objectives with respect to our annual and long-term incentive plans. Pursuant to the committee’s charter, the committee has responsibility for facilitating a risk review of incentive compensation programs and assessing if those incentives create risks that are reasonably likely to have a material adverse effect on our company. At the request of the Board, the committee periodically reviews executive leadership development and CEO succession planning and makes recommendations to our Board of Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the committee’s attention by our Executive Vice President and Chief Financial Officer, our Executive Vice President and General Counsel or by our principal internal auditor. Our management reviews and reports on potential areas of risk at the committee’s request or at the request of other members of the Board.

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Nominating and Governance Committee

The Nominating and Governance Committee develops, recommends to the Board and oversees the implementation of our corporate governance policies and practices. The committee monitors ongoing legislative and regulatory changes and initiatives pertaining to corporate governance principles, SEC disclosure rules and Nasdaq listing rules. The committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The committee also recommends to the Board director assignments to the Board’s committees.

As discussed above, the Nominating and Governance Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which the director serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Nominating and Governance Committee relies on suggestions and recommendations from the other directors, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) the close of business on the 10th day following the date on which notice or public disclosure of the date of the meeting was first given or made.

Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

Committee Charters

The charters of the Compensation, Audit, and Nominating and Governance Committees are available on our investor relations website, http://investors.stericycle.com.

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Committee Members and Meetings

The following table provides information about the current membership of the committees of the Board of Directors.

Nominating and
	Compensation	Audit	Governance
Director	Committee	Committee	Committee
Robert S. Murley
Jack W. Schuler
Charles A. Alutto
Brian P. Anderson(1)
Lynn D. Bleil
Thomas D. Brown
Thomas F. Chen
Mark C. Miller
John Patience
Mike S. Zafirovski
Member
Committee Chair
(1)	The Board of Directors has determined that Mr. Anderson, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the applicable SEC rules.

Our Board of Directors held 22 meetings in person or by telephone during 2017 and acted without a formal meeting on several occasions by the unanimous written consent of the directors. The Audit Committee held 28 meetings during the year. The Compensation Committee held 7 meetings during the year. The Nominating and Governance Committee held 4 meetings during the year. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served during his or her term of service.

We encourage our directors to attend the annual meeting of stockholders. Each of the director nominees attended the 2017 Annual Meeting of Stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting.

Board Leadership

Our Company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated because the board believes it is in the best interest of our Company to make this determination based upon the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the board should be combined or separated.

As part of the evolution of the Board of Directors, in March 2018, Mr. Miller, who had served as our Chairman of the Board since May 2016, transitioned from his role as Chairman and Mr. Murley, one of our independent directors, was elected Chairman of the Board. Mr. Miller continues to serve as one of our directors.

The Chairman confers with our President and CEO on matters of general policy affecting the day-to-day management of our company’s business. The Chairman coordinates the scheduling and agenda of board meetings and the preparation and distribution of agenda materials. The Chairman presides at all meetings of the Board of Directors and may call special meetings of the Board when he considers it appropriate. In general, the Chairman oversees the scope, quality, and timeliness of the flow of information from our management to the Board and serves as an independent contact for stockholders wishing to communicate with the Board.

Our Board believes that an independent Chairman serves the Company and its stockholders well at this time. The combined experience and knowledge of Messrs. Alutto and Murley in their respective roles as Chief Executive Officer and Chairman provide the Board and the Company with continuity of leadership combined with independent oversight of the Board and management. Our non-management directors further facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. A high level of contact between our Chairman and Chief Executive Officer between board meetings also serves to foster effective board leadership.

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Corporate Governance

Executive Sessions of the Board

Our Board of Directors excuses Mr. Alutto, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Chairman presiding, to review Mr. Alutto’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing a confidential evaluation that is returned to Ms. Bleil as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Ms. Bleil leads a discussion with the full Board of any issues and suggestions for improvement identified in the review of the director evaluations.

Policy on Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no such transactions during the year ended December 31, 2017 that required the Audit Committee’s approval.

Succession Planning

The Board of Directors annually reviews and approves our succession planning for our Chief Executive Officer, our other executive officers and a number of other leaders.

Risk Oversight

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the Chief Executive Officer, Chief Financial Officer, General Counsel and other members of senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks.

Each Board committee addresses relevant risk topics as part of its committee responsibilities. The committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Audit Committee reviews with management significant risks and exposures identified by management, our internal audit staff or the independent accountants, and management’s steps to address these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy.

Responsibility for risk management flows to individuals and entities throughout our Company as described above, including our Board, Board committees and senior management. We believe our culture has facilitated, and will continue to facilitate, effective risk management across the Company.

Required Resignation on Change in Job Responsibilities

The Board of Directors has adopted a policy that a director must tender his resignation if the director’s principal occupation or business association changes substantially from the position that he held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contribution that he or she can be expected to continue to make to the Board.

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Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and other designated employees are prohibited from engaging in certain transactions in respect of our common stock including hedging transactions, derivative transactions and short sales. In addition, executive officers and other designated employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Directors are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan unless they meet our stock ownership guidelines and have conferred with our General Counsel with respect to such pledge.

Clawback Policy

In order to encourage sound financial reporting and enhance individual accountability, we have adopted a clawback policy that allows us to recover from our executive officers certain performance-based compensation in the event of certain accounting restatements. If we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will seek to recover from a covered officer certain performance-based compensation if the covered officer is determined to have engaged in fraud or intentional misconduct that materially contributed to the need for the restatement or if otherwise required by applicable SEC or Nasdaq rules.

Code of Conduct

The board has adopted a Code of Business Conduct and Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents we file with the SEC and in other public communications. The Code of Business Conduct and Ethics applies to all our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available at our website, www.stericycle.com, and is available free of charge on written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, IL 60045. Any amendments to certain provisions of the Code of Business Conduct and Ethics or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

Communications with the Board

Stockholders and other interested parties who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and, at his direction, to the other directors. Communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and, at his or her direction, to the other members of the committee.

Director Compensation

Compensation in 2017

In February 2016, in consultation with an independent compensation consultant, the Board implemented a phased modification to our plan of compensation for outside directors (the “Director Compensation Plan”) to align the compensation of our outside directors with the changes made to the compensation of our executive officers and with the market generally. Our goal in making such changes was to provide compensation that aligned with the median compensation awarded by our peers to ensure we can continue to attract and retain a high caliber board of outside directors. These changes became effective in 2017.

For 2017, each outside director’s compensation consisted of an annual cash retainer of $40,000 and an annual equity retainer of $125,000. Unless deferred, the annual equity retainer was paid entirely in time-based RSU’s which vest on the first anniversary of the grant date. We also paid the Chair of the Audit Committee an additional $10,000 in cash and the chair of the Compensation Committee an additional $5,000 in cash for their service as committee chairs. Under the terms of the Director Compensation Plan, directors may elect to convert all or a portion of the annual cash retainer to time-based RSUs. Directors may also elect to defer

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receipt of any or a portion of their annual director compensation and convert such compensation to deferred stock units (DSU’s). DSUs are generally payable in the form of shares of our common stock within a certain period after a director’s death or other separation from service. We did not pay any other fees or other cash compensation to our directors who served during 2017 or provide them with any perquisites or other personal benefits. Directors are not paid separate fees for attending meetings of the Board or its committees, and no fees were paid to the Mr. Miller for his service as Chairman of the Board.

The following table provides information about the compensation paid to our directors in 2017. Neither Mr. Alutto nor Mr. Miller* received any additional compensation for their services as directors.

Name	Fees Earned or Provided in Cash		Stock Awards	Total
Jack Schuler	$		$165,000	$165,000
Brian P. Anderson		25,000	150,000	175,000
Lynn D. Bleil			165,000	165,000
Thomas D. Brown			170,000	170,000
Thomas F. Chen		20,000	145,000	165,000
Robert S. Murley		20,000	145,000	165,000
John Patience			165,000	165,000
Mike Zafirovski		20,000	145,000	165,000

*	During 2017 Mr. Miller was compensated for his services as an employee. For his services during 2017, Mr. Miller received cash compensation of $50,000, a stock award with a grant date fair value of $449,923, and an option award with a grant date fair value of $176,181.

Compensation Plan for 2018

Beginning in 2018, as part of the second phase of the modifications to the Director Compensation Plan implemented in 2016, the directors’ annual cash retainer was increased to $80,000 and the annual equity award remained at $125,000, delivered entirely in time-based RSUs unless converted to DSUs. In addition, we will pay the following additional retainers beginning in 2018 to be more in line with our peer group:

•	Chair of the Audit Committee—$20,000
•	Chair of the Compensation Committee—$15,000
•	Chair of the Nominating and Governance Committee—$12,500
•	Chairman of the Board or Lead Director—$25,000

The Compensation Committee regularly reviews Director compensation to ensure it remains competitive with our peer group.

Stock Ownership Guidelines

Under our Director Compensation Plan, all directors are expected to hold a minimum position in our stock. Stericycle established this program to help align the long-term interests of directors with the interests of our stockholders. Each non-employee director is expected to hold four times the annual cash retainer in Stericycle, Inc. common stock.

Although there is no specific period of time in which directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal. To that end, each non-employee director must retain 75% of his or her stock or option awards until the minimum position requirement has been achieved.

Compliance with these ownership guidelines is measured following the same process as used for confirming stock ownership by executive officers. See “Stock Ownership Guidelines” under the Other Compensation Matters section.

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ITEM 2	Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers. This advisory vote to approve executive compensation will be held on an annual basis at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2023.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Executive Summary” on pages 23 and 24 to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating and retaining highly qualified executive officers and (ii) structuring most of their compensation, aside from their base salaries, to be dependent on the Company’s attainment of measurable Company-wide performance targets and the sustained growth in our stock price, so that they benefit only if our stockholders benefit.

We believe that our executive compensation program satisfies these objectives. Our executive compensation program consists of cash compensation and long-term incentive compensation. For 2017, cash compensation was paid in the form of a base salary and long-term incentive compensation was paid in the form of stock options, time-based RSUs and performance-based RSUs. Annual cash performance bonuses are dependent on Company-wide performance. Stock options and RSUs are only granted at the closing market price on the date of grant and are dependent for their value on the subsequent growth in value of our stock. With respect to 2017, base salary represented 26% and equity compensation 74% of our CEO’s total direct compensation and base salary represented 37% and equity compensation represented 62% of our other NEO’s total direct compensation. At the request of management, the Compensation Committee determined to award no annual cash performance bonuses to our NEOs with respect to 2017 because we underperformed against our performance objectives.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the approval of this advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our 2017 Named Executive Officers

This Compensation Discussion and Analysis explains our executive compensation program generally, and the compensation awarded to our CEO, CFO, and three other most highly compensated executives specifically. These executives, referred to as our “named executive officers” or “NEOs”, were:

Name	Title
Charles A. Alutto	President and Chief Executive Officer
Joseph B. Arnold	Executive Vice President and Chief Operating Officer
Daniel V. Ginnetti	Executive Vice President and Chief Financial Officer
Brenda R. Frank	Executive Vice President and Chief People Officer
Ruth-Ellen Abdulmassih	Executive Vice President, Communication and Related Services

Stericycle’s Executive Compensation Philosophy

The executive compensation program at Stericycle is developed by the Compensation Committee and approved annually by the Board of Directors.

The compensation program for executive officers has two objectives:

1.	To attract, motivate and retain highly qualified executive officers; and

2.	To structure the bulk of executive compensation to be dependent on Stericycle’s attainment of measurable Company-wide performance targets and sustained growth in our stock price so that executives benefit only if our stockholders benefit.

Our executive compensation program has three components: base salary, short-term incentive awards, and long-term incentive awards. Base salary and annual performance bonuses are paid in cash, and long-term incentive compensation is paid in the form of stock options, time-based RSUs, and performance-based RSUs. We generally target our executive officers’ total direct compensation to be aligned with the median of our peer group. To ensure appropriate pay-for-performance alignment, the Compensation Committee may approve compensation levels for individual executive officers above and below target pay positions based on experience, individual contribution, and the Company’s performance relative to its peer group.

The Compensation Committee and the Board work to ensure that our executive compensation program is both market-competitive and performance-oriented. Our executive officers earn base salaries, but the majority of their target compensation comes in annual cash performance bonuses, stock options and time-based and performance-based RSUs. As a result, a substantial portion of our executive officers’ compensation is influenced, either positively or negatively, by Stericycle’s performance and by stockholder return.

Our Executive Compensation Best Practices

The Compensation Committee regularly reviews the executive compensation program to ensure that it is aligned with our compensation philosophy, our Company objectives, and stockholder interests. Highlights of key elements of and exclusions from our program are noted below.

What We Do:	What We Don’t Do:
Deliver significant percentage of target annual compensation as variable compensation tied to performance	No re-pricing of underwater stock options
Align executives’ interests with stockholders’ interests through long-term incentive compensation paid in equity	No excessive perquisites or personal benefits
Maintain an executive compensation claw back policy	No employment contracts for NEOs
Cap annual and long-term incentive awards
Retain an independent compensation consultant to advise the Compensation Committee
Prohibit officers and directors from engaging in hedge or short sale transactions involving our securities
Regular review of proxy advisor policies and corporate governance best practices
Maintain stock ownership and retention guidelines
Provide “double-trigger” vesting in connection with a change in control, of equity awards granted in 2018

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Our Executive Compensation Program for 2017

Historically, our named executive officers received salaries significantly below those of comparable executives in our peer group of companies. Beginning in 2015, the Compensation Committee embarked on a four-year plan to move salaries of our executive officers toward the median of our peer group of companies. Subsequent to our acquisition of Shred-it in 2015, the Compensation Committee determined that this four year time table needed to be accelerated to reflect the increased responsibilities of the executives, to preserve internal equity, and to support retention. In 2017, our named executive officer salaries were adjusted upward and annual cash performance targets were adjusted downward moving our named executive officer direct cash compensation toward the median of our peer group companies.

For 2017, our named executive officers’ annual cash performance bonuses were based upon the achievement of Adjusted EBITA targets developed from our annual operating plan and budget and adjusted return on invested capital (Adjusted ROIC). Adjusted EBITA is defined as earnings before interest, taxes, and amortization excluding acquisition-related expenses and other various expenses that do not reflect the ongoing performance of the business. The approach used for Adjusted EBITA for executive compensation is consistent with that used for communicating the financial performance of the company and is reviewed quarterly by both the Audit Committee and Compensation Committee.

Adjusted ROIC excludes the impact of acquisitions within the current year. The calculation for Adjusted ROIC is net operating profit after taxes and amortization (NOPATA) excluding acquisition-related expenses and other various expenses that do not reflect the ongoing performance of the business divided by invested capital. In 2017, Adjusted ROIC excluded the impact of acquisition expenses, integration expenses, restructuring and plant conversion expenses, the change in fair value of contingent considerations, contract exit costs, asset impairment charges, litigation expenses, and insurance proceeds.

The Board believes these two metrics for the annual cash performance bonus provide strong incentives to our executive officers to improve our operating performance and the return on our capital employed, thereby creating value for our stockholders.

Our executives are also compensated with a long-term incentive program in the form of equity grants. For 2017, the award structure of the long-term incentive plan was equally divided among awards granted as stock options, awards granted as time-based RSUs, and awards granted as performance-based RSUs. These grants of equity were designed to incentivize our named executive officers to focus on long-term value creation.

The principal elements of Stericycle’s executive compensation program for 2017 are summarized below. These elements are discussed in more detail under “2017 Compensation Program Highlights.”

Compensation Element	Form of Compensation	Performance and Vesting Criteria	Purpose
Base Salary	Cash	N/A	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay
Annual Cash Bonus	Cash	Annual Adjusted EBITA and Adjusted ROIC objectives	Incentivize executives to achieve annual performance goals and be rewarded commensurately
Long-term Incentives	Stock Options (1/3) Time-based RSUs (1/3)	Five year ratable vesting based on continuous service	Incentivize long-term value creation and align management’s interests with those of our shareholders
	Performance-based RSUs (1/3)	Vest, or not, in three equal annual installments depending on achievement of performance metric

The chart below illustrates how these components were allocated in actual total compensation received by our NEOs in 2017.

2017 CEO Compensation Mix 29% Time-based RSUs 35% Stock Options 10% Performance-based RSUs 0% Annual Bonus 26% Base Salary 2017 Other NEO Compensation Mix 25% Time-based RSUs 29% Stock Options 8% Performance-based RSUs 0% Annual Bonus 37% Base Salary

For 2017, approximately 79% of our CEO’s target total compensation and approximately 70% of our other NEO’s target total compensation was at risk.

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Our Compensation-Setting Process

Compensation Committee

Compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors, subject in some instances to approval by the full Board. All of the Committee’s members are independent under the applicable Nasdaq listing standards.

Peer Group

Our peer group is composed of companies that are similar to us in terms of revenue, number of team members, services offered, and industries served. The Compensation Committee believes we compete with companies similar to the peer group for executive talent as well. The Compensation Committee refers to information about our peer group primarily for the purpose of benchmarking the NEOs’ total direct compensation packages, in addition to reviewing competitive industry pay trends and practices.

For 2017, the peer group consisted of the following companies:

Company Name	2016 Revenue ($MM)	Employees	Industry Focus
ABM Industries Incorporated	$5,145	140,000	Business services
Charles River Laboratories International, Inc.	1,681	11,800	Medical laboratories & research
Chemed Corporation	1,577	14,613	Home health care
Cintas Corporation	4,796	42,000	Business services
Clean Harbors, Inc.	2,755	12,400	Waste management
CoreCivic, Inc.	1,850	13,755	REIT – Diversified
Covanta Holding Corporation	1,699	3,600	Waste management
Ecolab Inc.	13,153	48,000	Cleaning products
Equifax, Inc.	3,145	9,500	Credit services
Healthcare Services Group, Inc.	1,563	48,900	Business services
Iron Mountain Incorporated	3,511	24,000	Specialized REIT
J.B. Hunt Transportation Services, Inc.	6,555	22,190	Transportation services
Paychex, Inc.	2,952	14,000	Staffing and outsourcing services
Pitney Bowes, Inc.	3,407	14,700	Business equipment
Republic Services, Inc.	9,388	35,000	Waste management
Rollins, Inc.	1,573	12,153	Business services
Tetra Tech, Inc.	1,929	16,000	Technical services
Waste Connections, Inc.	3,376	15,283	Waste management
Stericycle, Inc.	3,562	25,000	Environmental and facility services
Median	3,048	14,992

The Compensation Committee reviews annually and adjusts if necessary the composition of the peer group.

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Decision-Making Processes

The Compensation Committee takes into account a number of factors in setting compensation and incentive award opportunities for our executive officers. These decisions are made with a view to reaching an overall result that the Committee believes is appropriate and fair to each NEO—both in absolute terms and relative to the compensation of the other executive officers—and fair as well to Stericycle and to our stockholders. The Committee also considers each executive officer’s role, contribution to our performance, and the officer’s compensation history in making compensation decisions.

Compensation decisions are made at the regular meeting of the Compensation Committee during the first quarter of the year—typically in February, when the results of our prior year’s performance are available. The Committee considers these results in determining the executive officers’ annual cash performance bonuses for the prior year and their base salaries and annual cash performance bonus targets for the current year.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other NEOs, but management generally does not otherwise participate in the Committee’s decisions. The Committee provides a recommendation for the salary of our NEOs, but the Board must provide final approval.

Decisions regarding the annual stock option and RSU grants to our executive officers and to our employees generally are also made during the first Compensation Committee meeting of the year. However, the grant date for options or RSUs is set more than a year in advance of this meeting. The Committee determines the annual stock option and RSU grants to our executive officers taking into account (i) Stericycle’s overall operating performance, (ii) each executive officer’s individual responsibilities and performance, (iii) competitive market data, (iv) prior stock option and RSU grants, and (v) the goal of limiting stock option and RSU grants to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.

Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP, as its independent compensation consultant, to review our executive compensation philosophy and practices and the composition of our peer group of companies. After a review of the factors prescribed by SEC and Nasdaq rules regulations, the Compensation Committee determined that Deloitte Consulting LLP is independent. Taking the results of the consultant’s review over the past four years into consideration, the Compensation Committee has been executing plans to adjust our executive compensation program to be in alignment with peers, as described above under “Our Executive Compensation Program for 2017.”

2017 Compensation Program Highlights

Base Salaries

The table below illustrates the NEOs’ base salaries over the past three fiscal years.

	2017 Salary	2016 Salary		2015 Salary
Mr. Alutto	$1,000,000	$585,000		$488,269
Mr. Arnold	550,000	380,000		343,077
Mr. Ginnetti	550,000	380,000		346,923
Ms. Frank	400,000	325,000		n/a	*
Ms. Abdulmassih	370,000	n/a	**	n/a	**
*	Ms. Frank was not an NEO in 2015.
**	Ms. Abdulmassih was not an NEO in 2016 or 2015.

With these increases, base salaries for our NEOs are in line with the median for our peer group. As discussed above under “Our Executive Compensation Program for 2017”, the Compensation Committee opted to accelerate the final phase of the four-year plan for base salary increases in 2017 to align our NEOs’ total direct compensation more closely with compensation awarded by our peer group.

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Annual Cash Performance Bonuses

Our annual cash performance bonus program is intended to reward our executive officers for achieving our annual operating plans and budgets. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of base salary.

Our executive officers earn annual cash performance bonuses based upon the achievement of Adjusted EBITA targets developed from our annual operating plan and budget and Adjusted ROIC targets. The Compensation Committee believes the Adjusted ROIC metric is an appropriate addition for determining a short-term incentive to reflect the value of investment decisions, especially acquisition investments.

As a result, 70% of each NEO’s 2017 annual cash performance bonus was tied to achievement of our Adjusted EBITA goal and 30% was tied to achievement of our Adjusted ROIC goal.

Performance Goals for 2017

Based upon our annual business plans, the Compensation Committee established minimum, target, and maximum achievement levels for the Adjusted EBITA portion of the annual cash performance bonus.

For 2017, the Adjusted EBITA target was $749 million. There was no payout for this metric if we failed to attain Adjusted EBITA of $708 million, and the payout for performance at or above the maximum goal of $783 million was capped at 200%.

As with the Adjusted EBITA portion of the bonus, the Compensation Committee fixed minimum, target, and maximum Adjusted ROIC performance goals and related payout percentages. For 2017, the Adjusted ROIC target was 7.57%. There was no payout for this metric if we failed to attain the minimum Adjusted ROIC of 6.57%, and the payout for performance at or above the maximum goal of 8.57% was capped at 200%.

The following table shows how different levels of actual Adjusted EBITA and Adjusted ROIC were designed to affect the payout.

	Adjusted EBITA			Adjusted ROIC
	Cash Bonus Program for 2017			Cash Bonus Program for 2017
	70% Total Cash Bonus			30% Total Cash Bonus
	Percentage of	Percent Adjusted	Adjusted EBITA	Percentage of	Adjusted
	Award Payout	EBITA Attainment	Target (in $ millions)	Award Payout	ROIC Target
Minimum	50%	95%	$ 708	50%	6.57%
Target	100%	100%	749	100%	7.57%
Maximum	200%	105% or more	783 or more	200%	8.57% or more

Both sets of performance targets allow for payout of the annual cash performance bonuses at levels that increase proportionally from the minimum tier (an annual cash performance bonus equal to the specified percentage of the executive officer’s base salary) to the maximum.

For 2017, the annual cash performance bonus percentages for our named executive officers were as follows:

		Cash Performance
	Base Salary	Bonus Percentage
Mr. Alutto	$1,000,000	100%
Mr. Arnold	550,000	75%
Mr. Ginnetti	550,000	75%
Ms. Frank	400,000	60%
Ms. Abdulmassih	370,000	65%

Performance Results for 2017

Our Adjusted EBITA for 2017 for purposes of the annual cash performance bonus program was $680.9 million and was below threshold. Our Adjusted ROIC performance in 2017 for purposes of the annual cash performance bonus program was 7.2% or 95.0% of target. These performance results would have led to an annual cash bonus payout equal to 24.0% of target, as illustrated below:

0% Adjusted EBITDA Payout x 70% 80% Adjusted ROIC Payout x 30% 24.0% Performance Bonus Payout Percentage

However, at the request of our executive officers, the Compensation Committee exercised downward discretion and determined not to award any annual cash performance bonuses to our NEOs for 2017.

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Long-Term Equity Incentive Awards

The Compensation Committee’s first step when making long-term equity incentive awards is to determine the desired total grant date fair value of each NEO’s award in the manner described above under “Our Compensation-Setting Process.” For 2017, 1/3 of that total amount was awarded in the form of stock options, 1/3 of that total amount was awarded in the form of time-based RSUs and the remaining 1/3 was awarded in the form of performance-based RSUs.

Stock Option Grants for 2017

Until 2016, executive officers’ long-term incentive awards were entirely in the form of stock options. With the addition of time-based RSUs and performance-based RSUs to the long-term incentive program, stock options constituted approximately one third of our NEOs’ long-term compensation in 2017.

The Compensation Committee believes stock options provide strong performance incentives. Our stock options are always granted at the closing price of our stock on the date of the grant.

Options vest over a period of five years and must be exercised within eight or ten years, depending on the grant, so their value to our executive officers depends entirely on the growth in the value of our stock in the years after the options are issued. Accordingly, the executive officers’ stock options provide an incentive for sustained levels of superior performance that contribute to our overall success as reflected in the market price of our stock, which benefits all of our stockholders.

The 2017 stock option awards for our named executive officers were as follows:

	Number of	Grant Date
	Stock Options	Fair Value
Mr. Alutto	67,280	$ 1,317,342
Mr. Arnold	24,993	489,363
Mr. Ginnetti	24,993	489,363
Ms. Frank	12,996	254,462
Ms. Abdulmassih	11,996	234,882

Time-based Restricted Stock Units for 2017

Based on a review of market practices and with input from its consultant, the Compensation Committee decided to incorporate time-based RSU awards as 1/3 of the long-term incentive component of our executive compensation program effective in 2017. The number of RSUs awarded to an NEO is determined based on the target grant date fair value of the NEO’s total equity award. Time-based RSUs granted to executive officers vest in equal annual installments over five years, beginning on the first anniversary of the grant date.

During 2017, the Compensation Committee granted time-based RSU awards to our named executive officers as follows:

	Time-based
	Restricted	Grant Date
	Stock Units	Fair Value
Mr. Alutto	13,455	$ 1,121,474
Mr. Arnold	4,998	416,583
Mr. Ginnetti	4,998	416,583
Ms. Frank	2,599	216,627
Ms. Abdulmassih	2,399	199,957

Performance-based Restricted Stock Units for 2017

Based on a review of market practices and with input from the independent compensation consultant, the Compensation Committee decided to incorporate performance-based RSU awards as the final third of the long-term incentive component of our executive compensation program effective in 2017. The number of performance-based RSUs awarded to an NEO is determined based on the target grant date fair value of the NEO’s total equity award. Performance-based RSUs granted to executive officers vest, if at all, in equal installments over three years, depending on achievement during each year of the applicable annual EPS performance goal.

During 2017, the Compensation Committee granted performance-based RSU awards to our named executive officers as follows:

	Performance-based
	Restricted	Grant Date
	Stock Units	Fair Value
Mr. Alutto	13,455	$ 373,825
Mr. Arnold	4,998	138,861
Mr. Ginnetti	4,998	138,861
Ms. Frank	2,599	72,209
Ms. Abdulmassih	2,399	66,652

The first performance period ended December 31, 2017 and no performance-based RSUs were earned.

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Our Executive Compensation Program for 2018

Compensation Program for 2018

Based on benchmark data provided by Deloitte, the Compensation Committee made changes to our executive compensation program in January 2017 to further the Compensation Committee’s goals established in 2015. These changes were designed to address a substantial disparity between the total direct compensation awarded to Stericycle’s NEOs and the total direct compensation awarded to executives with similar responsibilities in our peer group. Deloitte’s market data regarding compensation packages for our NEOs indicated that compensation was generally below the median of our peer group.

To remedy the market disparity in our NEOs’ compensation, beginning in 2015, Stericycle initiated base salary increases that were intended to be phased in over a four-year period. However, in 2017, the Compensation Committee determined it was necessary to accelerate the four-year phase-in and implement the remaining compensation plan changes immediately to reflect increased responsibilities of the executives, to preserve internal equity, and to support retention.

We believe these changes made in 2017 are consistent with our compensation philosophy, which stresses that compensation for our NEOs must be performance-based, but also aligned with the median compensation awarded by our peers to ensure we can continue to attract and retain a consistent pipeline of high caliber executive talent. The equity awards granted in March 2018 provide for “double-trigger” vesting in connection with a change in control. As noted below, the Committee did not make additional significant structural changes to the program for 2018.

Plan Impacted	Key Changes	Reasons
Base salary	NEO salaries were unchanged compared to 2017	To keep base salaries aligned with the median of our peer group
Annual cash bonus	NEO cash bonus opportunities were unchanged compared to 2017	To keep target cash compensation aligned with the median of our peer group and reflect company performance
	Replaced Adjusted EBITA metric with Adjusted EBITDA	To better reflect normal operating results without being subject to valuation assumptions
	Maintained metric weightings at 70% Adjusted EBITDA and 30% Adjusted ROIC	To maintain the emphasis on the value generated from investment decisions
Stock options	Maintained the stock option component of the total long-term incentive award at one third	To allow for a more balanced long-term incentive mix
Time-based RSUs	Maintained the time-based RSU component of the total long-term incentive award at one third	To allow for a more balanced long-term incentive mix
Performance-based RSUs	Maintained the performance-based RSU component of the long-term incentive award at one third.

	Performance-based RSUs vest, or not, in three equal annual installments based on annual EPS performance goals	To maintain the rigor and stockholder focus of the long-term equity incentive program by tying a significant portion of the award to EPS
Peer group	Removed two companies – Paychex, Inc and Chemed Corporation. Added three companies – Advanced Disposal Services, Inc., The Brink’s Company and Unifirst Corporation	To improve comparability of peer group and provide a more robust data set

The Committee did not implement any changes in executive compensation during 2017 as a direct result of the stockholders’ advisory vote. The most recent vote regarding “say on pay” for our executive compensation program indicated that our stockholders support the Compensation Committee’s strategy of awarding competitive compensation featuring rigorous performance-based incentive opportunities. During the 2017 “say on pay vote,” we received 93% support “for” the executive compensation plan.

2018 Executive Compensation Plans

In order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved compensation plans for our NEOs that included no increase in base salary, no increase in the cash performance incentive, and a three-part equity program. The compensation plans for our named executive officers in 2018 are as follows:

		Cash Performance	Granted	Granted	Granted
	Base Salary	Bonus Percentage	Stock Options	Performance-Based RSUs	Time-based RSUs
Mr. Alutto	$ 1,000,000	100%	75,946	18,986	18,986
Mr. Arnold	550,000	75%	28,394	7,098	7,098
Mr. Ginnetti	550,000	75%	28,394	7,098	7,098
Ms. Frank	400,000	60%	14,869	3,717	3,717
Ms. Abdulmassih	370,000	65%	13,802	3,450	3,450

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Executive Severance and Change in Control Plan

Upon the recommendation of the Compensation Committee, the Board of Directors adopted a plan for executive severance, including following a change in control. The plan, which went into effect on September 1, 2016, applies to all the named executive officers. Stericycle introduced this plan in order to be competitive with the market and enhance retention.

Under the plan, named executive officers are entitled to benefits in the event of a termination of employment by Stericycle other than for “Cause”, “Death” or “Disability” (as each is defined in the plan). A covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims against Stericycle, as well as non-competition, non-solicitation, confidentiality and other restrictive covenants that Stericycle may deem necessary to protect its interests:

•	An amount equal to the actual annual incentive the executive would have been paid had the executive remained employed on the payment date applicable to then current employees, prorated based on the executive’s period of service through the executive’s termination date.
•	An amount equal to the sum of the executives’ base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
	–	For the Chief Executive Officer, the severance multiple is 2.
	–	For all other executives, the severance multiple is 1.
•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.
•	Payment of or reimbursement for the cost of COBRA premiums in connection with the executive’s medical, vision, prescription and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to twenty-four months.
•	Reimbursement for outplacement benefits up to $25,000.

For involuntary termination (other than for “Cause”) associated with a change in control, which includes voluntary termination for “Good Reason” (as defined in the plan) within 24 months after a change in control, the benefits above remain in place but the annual incentive payment and the severance multiple changes, as follows:

•	An amount equal to the executive’s target annual incentive, prorated based on the executive’s period of service through the executive’s termination date.
•	An amount equal to the sum of the executives’ base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
	–	For the Chief Executive Officer, the severance multiple is 3.
	–	For all other executives, the severance multiple is 2.

In situations involving voluntary termination other than for Good Reason during the 24 month post-change period or termination for cause, Stericycle would only be required to pay accrued obligations to the employee.

Other Compensation Matters

Retirement Plans and Deferred Compensation Arrangements

Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan effective for deferrals of compensation on and after April 1, 2017. Our named executive officers are eligible to participate in the plan. The Plan is unfunded and designed to be a nonqualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.

Under the Plan, a bookkeeping account will be created for each participant. Each year, Stericycle will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by Stericycle for that year (the “Company Discretionary Contributions”). Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant).

The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to fifteen years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Stericycle Discretionary Contributions, if any, five years from the date the first Employer Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.

The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.

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Perquisites and Personal Benefits

We provide limited perquisites and personal benefits to our executive officers. See “2017 Summary Compensation Table – All Other Compensation” and the related footnotes.

Stock Ownership Guidelines

All of our executive officers and members of the Board of Directors are expected to hold a minimum position in our stock. Stericycle established this program to help align the long-term interests of our executive officers and non-employee directors with those of our stockholders.

Stock Ownership Guideline
Chief Executive Officer	Four times his or her annual base salary
Other NEOs	Three times their respective annual base salaries
Non-Employee Directors	Four times their respective annual cash retainers

Although there is no specific period of time in which the executive officers and non-employee directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal, and to comply with the following retention ratios until such guidelines have been achieved:

•	The CEO must hold 75% of his or her Net Profit Shares until the minimum position requirement has been achieved; and
•	The other NEOs must hold 50% of their respective Net Profit Shares until the minimum position requirement has been achieved.
•	The non-employee directors must retain 75% of his or her Net Profit Shares until the minimum position requirement has been achieved.

Shares that will count toward achievement of the stock ownership guidelines include:

•	Shares owned outright (including ESPP shares and securities convertible into shares of common stock on an as-converted basis) by the executive officer or director or any of such person’s immediate family members residing in the same household;
•	Shares held in trust for the benefit of the executive officer or director or such person’s family;
•	Shares held in Stericycle’s employee benefit plans, including the 401(k) Savings Plan;
•	Shares obtained through stock option exercises and the in-the-money value of vested and unvested stock options; and
•	Shares of unvested restricted stock and RSUs.

Compliance with these stock ownership guidelines is measured periodically by the internal team at Stericycle responsible for handling executive compensation matters, and the results of such measurement are reported to the Compensation Committee at least once per year. On each measurement date, compliance is measured using each executive officer’s base salary then in effect, and the average trailing 180-day trading price per share of Stericycle common stock on the Nasdaq Stock Market on such date. Once an executive officer has achieved the applicable ownership threshold, that person will be considered in compliance, regardless of any change in the price of Stericycle common stock, so long as such person continues to own at least the number of shares of Stericycle common stock and other awards owned at the time of achieving that threshold.

Anti-Hedging and Anti-Pledging; Clawbacks

See “Corporate Governance — Anti-Hedging and Anti-Pledging Policy” and “Clawback Policy” for a discussion of Company policies with respect to these matters.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s executive management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas D. Brown, Chairman
Lynn D. Bleil
Mike S. Zafirovski

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2017 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid or earned for the fiscal years noted in the table by our principal executive officer, principal financial officer and three other most highly compensated executive officers (the “named executive officers”):

							Non-Equity
					Option	Stock	Incentive Plan	All Other
Name and		Salary	Bonus		Awards(1)	Awards(2)	Compensation(3)	Compensations(4)	Total
Principal Position	Year	($)	($)		($)	($)	($)	($)	($)
Charles A. Alutto	2017	$1,000,000	$–		$1,317,342	$1,495,299	$–	$3,000	$3,815,641
President and Chief	2016	585,000	–		2,136,579	780,840	112,978	2,000	3,617,397
Executive Officer	2015	488,269	–		2,510,200	–	465,327	1,750	3,465,546
Joseph B. Arnold	2017	550,000	–		489,363	555,444	–	3,000	1,597,807
Executive Vice President	2016	380,000	–		903,940	330,249	48,925	2,000	1,665,114
and Chief Operating Officer	2015	343,077	–		1,026,900	–	234,871	1,750	1,606,598
Daniel V. Ginnetti	2017	550,000	–		489,363	555,444	–	3,000	1,597,807
Executive Vice President	2016	380,000	–		903,940	330,249	48,925	2,000	1,665,114
and Chief Financial Officer	2015	346,923	–		1,026,900	–	234,871	1,750	1,610,444
Brenda R. Frank	2017	400,000	–		254,462	288,835	–	18,113	961,410
Executive Vice President	2016	325,000	775,000	(5)	279,402	389,908	31,383	–	1,800,693
and Chief People Officer
Ruth-Ellen Abdulmassih	2017	370,000	–		234,882	266,608		41,579	913,069
Executive Vice President,
Communications and
Related Services
(1)	The amounts shown represent the aggregate grant date fair value of the awards for fiscal years 2017, 2016 and 2015, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718, excluding the effect of the expected forfeiture rate, utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2017, and in Note 6 to our financial statements for the fiscal years ended December 31, 2016 and December 31, 2015.
(2)	The amounts shown represent the aggregate grant date fair value of the awards for fiscal years 2017 and 2016, respectively, determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant. The grant date fair value of time-based RSUs granted in 2017 and performance-based RSUs granted in 2017 are as follows:

Name	Time-Based RSUs	Performance-Based RSUs
Charles A. Alutto	$1,121,474	$373,825
Joseph B. Arnold	416,583	138,861
Daniel V. Ginnetti	416,583	138,861
Brenda R. Frank	216,627	72,209
Ruth-Ellen Abdulmassih	199,957	66,652

Because the performance-related component of the performance-based RSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total performance-based RSUs in each year of the three-year performance cycle. For 2017, the grant date fair value of the performance-based RSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date of February 16, 2017 of $83.35 and the probable outcome of target performance of the annual performance-related component for 2017. With respect to the performance-based RSUs, target performance and maximum performance are the same.
(3)	The amounts shown represent the gross amounts of the named executive officer’s annual cash performance bonus for the applicable fiscal year before any conversion of the bonus into an option pursuant to our conversion program. No cash performance bonuses were paid and no bonus amounts were converted with respect to 2017.
(4)	With respect to Mr. Alutto, Mr. Arnold and Mr. Ginnetti, represents only our matching 401(k) plan contributions for the fiscal years noted. With respect to Ms. Frank, represents $3,000 for 401(k) matching contributions and $15,113 for commuting and travel expenses reimbursed by the Company. With respect to Ms. Abdulmassih, represents $3,000 for 401(k) matching contributions and $38,579 for commuting and travel expenses reimbursed by the Company. With respect to such commuting and travel expenses, the aggregate incremental cost to our company is determined by the amounts paid to third-party providers.
(5)	Represents a bonus paid to Ms. Frank as part of the transition from her former employment agreement with Shred-it.

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2017 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the plan-based awards for our named executive officers during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards $/share	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles		500,000	1,000,000	2,000,000
A. Alutto	2/16/2017								67,280	83.35	1,317,342
	2/16/2017							13,455			1,121,474
	2/16/2017				3,363	13,455	13,455				373,825
Joseph		206,250	412,500	825,000
B. Arnold	2/16/2017								24,993	83.35	489,363
	2/16/2017							4,998			416,583
	2/16/2017				1,249	4,998	4,998				138,861
Daniel		206,250	412,500	825,000
V. Ginnetti	2/16/2017								24,993	83.35	489,363
	2/16/2017							4,998			416,583
	2/16/2017				1,249	4,998	4,998				138,861
Brenda		120,000	240,000	480,000
R. Frank	2/16/2017								12,996	83.35	254,462
	2/16/2017							2,599			216,627
	2/16/2017				649	2,599	2,599				72,209
Ruth-Ellen		120,250	240,500	481,000
Abdulmassih	2/16/2017								11,996	83.35	234,882
	2/16/2017							2,399			199,957
	2/16/2017				599	2,399	2,399				66,652
(1)	These amounts consist of the threshold, target and maximum cash award levels set in 2017 under the annual cash performance bonus program. No cash performance bonuses were paid to the named executive officers for 2017. Please see “Compensation Discussion and Analysis” for further information regarding the annual cash performance bonus program.
(2)	The amounts shown at target represent the aggregate number of performance-based RSUs that may be earned under the long-term incentive plan. The performance-based RSUs vest, if at all, in three annual installments based on annual EPS performance goals. The earnout percentage may range from 0% to 100% of the target performance-based RSUs granted, with a range of 25%-100% earned at threshold to maximum performance.
(3)	The amounts represent the time-based RSUs granted under the long-term incentive plan to the named executive officers. The time-based RSUs vest in equal annual installments over five years, beginning on the first anniversary of the grant date, provided that the executive is still employed by the Company on the vesting date. Please see “Compensation Discussion and Analysis” for further information regarding these restricted stock unit grants.
(4)	These amounts represent stock options granted under the long-term incentive plan to the named executive officers. These options vest in equal annual installments over five years, beginning on the first anniversary of the grant date, provided that the executive is still employed by the Company on the applicable vesting date. Please see “Compensation Discussion and Analysis” for further information regarding these stock option awards.
(5)	The grant date fair value of each time-based RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price of $83.35 on the February 16, 2017 grant date. Because the performance-related component of the performance-based RSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total performance-based RSUs in each year of the three-year performance cycle. For 2017, the grant date fair value of the performance-based RSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date of February 16, 2017 of $83.35 and the probable outcome of target performance of the annual performance-related component for 2017. With respect to the performance-based RSUs, target performance and maximum performance are the same. The grant date fair value of each option award was calculated in accordance with the provisions of FASB ASC Topic 718, excluding the effect of the expected forfeiture rate, utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2017.

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2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding equity awards held by the named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested(2) (#)	Market Value of Shares or Units that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Charles A.	27,000	–	54.59	6/18/2018
Alutto	6,984	–	63.00	7/30/2020
	31,890	–	85.00	2/8/2021
	71,400	47,600	115.69	2/11/2022
	60,000	–	86.24	2/13/2022
	44,000	66,000	130.19	2/6/2023
	118,571	29,100	95.87	2/20/2023
	1,873	–	115.69	2/11/2024
	2,435	–	130.19	2/6/2025
	21,082	84,324	111.12	2/5/2024
	1,007	–	115.54	2/26/2026	5,622	382,240	3,363	228,650
	–	67,280	83.35	2/16/2025	13,455	914,805
	–	341	82.93	2/24/2027
Joseph B.	5,061	–	46.83	2/10/2019
Arnold	404	–	47.24	3/2/2019
	11,500	–	51.55	2/9/2020
	792	–	55.57	3/1/2020
	11,200	–	85.00	2/8/2021
	629	–	83.88	3/1/2021
	9,000	6,000	115.69	2/11/2022
	11,200	–	86.24	2/13/2022
	711	–	86.89	2/28/2022
	4,500	3,000	110.14	4/14/2022
	18,000	27,000	130.19	2/6/2023
	11,640	2,910	95.87	2/20/2023
	448	–	97.36	3/7/2023
	337	–	130.19	2/6/2025
	8,919	35,676	111.12	2/5/2024
	508	–	115.54	2/26/2026	2,378	161,680	1,249	84,920
	–	24,993	83.35	2/16/2025	4,998	339,814
	–	147	82.93	2/24/2027

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested(2) (#)	Market Value of Shares or Units that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Daniel V.	10,000	–	46.83	2/10/2019
Ginnetti	12,000	–	51.55	2/9/2020
	10,700	–	85.00	2/8/2021
	9,000	6,000	115.69	2/11/2022
	11,200	–	86.24	2/13/2022
	4,500	3,000	116.81	8/1/2022
	18,000	27,000	130.19	2/6/2023
	11,640	2,910	95.87	2/20/2023
	8,919	35,676	111.12	2/5/2024
	508	–	115.54	2/26/2026	2,378	161,680	1,249	84,920
	–	24,993	83.35	2/16/2025	4,998	339,814
	–	147	82.93	2/24/2027
Brenda R.	2,800	4,200	124.32	11/2/2023
Frank	2,757	11,027	111.12	2/5/2024	3,235	219,948	649	44,126
	–	12,996	83.35	2/16/2025	2,599	176,706
Ruth-Ellen	554	–	55.57	3/1/2020
Abdulmassih	8,700	–	85.00	2/8/2021
	4,800	3,200	115.69	2/11/2022
	8,700	–	86.24	2/13/2022
	711	–	86.89	2/28/2022
	2,000	–	85.57	4/11/2022
	756	–	97.36	3/7/2023
	4,800	7,200	130.19	2/6/2023
	7,761	1,939	95.87	2/20/2023
	1,500	1,000	111.63	4/22/2022
	1,192	–	136.285	3/5/2025
	1,021	–	116.01	3/11/2026
	–	11,996	83.35	2/16/2025
	2,109	8,432	111.12	2/5/2024	3,561	242,112	599	40,726
(1)	Other than options listed with expiration dates of February 11, 2022, April 14, 2022, February 5, 2024, November 2, 2023, and February 6, 2025 and February 24, 2027 which have 8-year terms and expire on the eighth anniversary of the option grant date, these options have 10-year terms and expire on the tenth anniversary of the option grant date. Options generally vest at the rate of one-fifth (20%) of the option shares on each of the first five anniversaries of the option grant date.
(2)	Represents time-based RSUs that were granted on February 5, 2016 and February 16, 2017 and vest in 20% increments on each of the first through fifth year anniversaries of the date of grant.
(3)	Market value is based on the share price of $67.99 as of December 29, 2017.
(4)	The numbers shown represent performance-based RSUs, which vest, if at all, in three equal annual installments based on annual EPS performance goals. Pursuant to SEC rules, the amounts shown reflect the number of units that may be earned over the three-year period if the threshold level of EPS is achieved in each of the years. The first performance period ended December 31, 2017 and no performance-based RSUs were earned.

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2017 OPTION EXERCISES AND STOCK VESTED

The following table summarizes information regarding restricted stock unit awards to the named executive officers that vested during the fiscal year ended December 31, 2017. Our named executive officers did not exercise any stock options during the fiscal year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Charles A. Alutto	1,405	103,562
Joseph B. Arnold	3,094	239,259
Daniel V. Ginnetti	3,094	239,259
Brenda R. Frank	183	13,489
Ruth-Ellen Abdulmassih	1,490	114,802

(1)	Represents the market value of the shares issued in settlement of restricted stock unit awards on the date the awards vested, calculated using the closing sale price reported on the Nasdaq Global Select Market on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

The Board of Directors adopted a plan for executive severance, including but not limited to following a change in control, which went into effect on September 1, 2016. For further discussion of the executive severance plan, see “Executive Severance and Change in Control Plan” in the “Compensation Discussion and Analysis” section above.

Additionally, the Company’s long-term incentive plans and award agreements provide for the following treatment of awards:

•	Upon a change in control, stock options and time-based RSU awards will vest in full and performance-based RSU awards will vest at target level and any restrictions on shares underlying the awards shall lapse.
•	Upon a termination of employment due to death, stock options and time-based RSU awards will vest in full and performance-based RSU awards will vest at target level, without regard to satisfaction of performance targets. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) the first anniversary of the executive’s death or (ii) the option’s expiration date.
•	For terminations of employment other than by reason of death, any unvested portion of an award shall lapse and be canceled as of the executive’s termination date. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) 90 days after the executive’s termination date or (ii) the option’s expiration date.

Payments upon a Termination Following a Change in Control

Name	Severance(1)	Pro-Rated Annual Incentive(2)	Stock Options(3)	RSUs(4)	Continued Welfare and Other Benefits(5)	Total
Charles A. Alutto	$6,000,000	–	–	$2,211,851	$64,100	$8,275,951
Joseph B. Arnold	1,925,000	–	–	841,308	64,100	2,830,408
Daniel V. Ginnetti	1,925,000	–	–	841,308	64,100	2,830,408
Brenda R. Frank	1,280,000	–	–	573,360	64,100	1,917,460
Ruth-Ellen Abdulmassih	1,221,000	–	–	405,220	64,100	1,690,320

Payments upon a Termination other than for Cause, Disability or Death (Without a Change in Control)

Name	Severance(6)	Pro-Rated Annual Incentive(2)	Stock Options	RSUs	Continued Welfare and Other Benefits(5)	Total
Charles A. Alutto	$4,000,000	–	–	–	$64,100	$4,064,100
Joseph B. Arnold	962,500	–	–	–	64,100	1,026,600
Daniel V. Ginnetti	962,500	–	–	–	64,100	1,026,600
Brenda R. Frank	640,000	–	–	–	64,100	704,100
Ruth-Ellen Abdulmassih	610,500	–	–	–	64,100	674,600

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(1)	In accordance with the executive severance plan, amounts in this column represent severance payments equal to three times for Mr. Alutto and two times for the other named executive officers the sum of the executive officer’s base salary and target annual incentive.
(2)	In accordance with the executive severance plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on actual performance during the year. No annual incentive awards were paid to our NEOs with respect to 2017.
(3)	Stock options will vest in full upon (i) a change in control regardless of a termination or (ii) death. The value shown for stock options is zero given that all unvested option shares that would vest following a qualifying termination, change in control or death were granted at an option price higher than the closing stock price of $67.99 per share on December 29, 2017.
(4)	Time-based RSUs will vest in full and performance-based RSUs will vest at target level upon (i) a change in control regardless of a termination or (ii) death. The value shown for RSUs was determined by multiplying the closing stock price of $67.99 per share on December 29, 2017 by the number of unvested time-based and performance-based RSUs that would vest upon a qualifying termination, change in control or death.
(5)	In accordance with the executive severance plan, amounts in this column represent $25,000 in outplacement services plus approximately $39,100 for the continuation of medical, dental, and life insurance for a period of 24 months.
(6)	In accordance with the executive severance plan, amounts in this column represent severance payments equal to two times for Mr. Alutto and one time for the other named executive officers the sum of the executive officer’s base salary and target annual incentive.

NONQUALIFIED DEFERRED COMPENSATION

Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan effective for deferrals of compensation on and after April 1, 2017. The Plan applies to directors, management and highly compensated employees of Stericycle, or an applicable Company subsidiary. The Plan is unfunded and designed to be a nonqualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.

Under the Plan, a bookkeeping account will be created for each participant. Each year, Stericycle will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by Stericycle for that year (the “Company Discretionary Contributions”). Participants may defer up to 80% of salary, bonus and commissions. Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant). Participants may change investment choices daily.

The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to fifteen years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Stericycle Discretionary Contributions, if any, five years from the date the first Employer Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.

The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.

The following table summarizes information with respect to the participation of the named executive officers in the Stericycle, Inc. Supplemental Retirement Plan for the fiscal year ended December 31, 2017.

Name	Executive Contributions in FY 2017 ($)(1)	Stericycle Contributions in FY 2017 ($)	Aggregate Earnings in FY 2017 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2017 ($)	Aggregate Balance at 12/31/17 ($)(3)
Charles A. Alutto	7,308	—	549	—	7,857
Joseph B. Arnold	—	—	—	—	—
Daniel V. Ginnetti	—	—	—	—	—
Brenda R. Frank	—	—	—	—	—
Ruth-Ellen Abdulmassih	—	—	—	—	—

(1)	The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2017.
(2)	The amounts reported in this column were not reported in the Summary Compensation Table as part of an individual’s compensation for the fiscal year ended December 31, 2017 because none of the earnings is considered to be “above market”.
(3)	None of the amounts shown in this column were previously reported as compensation in the Summary Compensation Table in previous years.

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In fiscal year 2017, the investment options available under the Supplemental Retirement Plan and their respective notional rates of return were as follows:

Fiscal
Year 2017
Cumulative
Deemed Investment Option	Return
AB Discovery Growth Fund	32.81%
American Balanced Fund	15.43%
American Capital Income Builder	14.15%
American Capital World Bond Fund	7.28%
American Growth Fund of America	26.09%
American New Economy Fund	34.31%
Columbia Midcap Index Fund	16.00%
Columbia Small Cap Index Fund	13.09%
Deutsche Real Estate Securities Fund	6.43%
Franklin Small Cap Growth Fund	21.28%
Franklin Small Cap Value Fund	10.96%
Goldman Sachs Commodity Strategy Fund	4.28%
Invesco Comstock Fund	18.21%

Fiscal
Year 2017
Cumulative
Deemed Investment Option	Return
Invesco Equally Weighted S&P 500 Fund	18.56%
Lazard International Strategic Equity Portfolio	27.85%
MFS International Value Fund	27.16%
MFS Massachusetts Investors Growth Stock Fund	28.98%
MFS Mid Cap Value Fund	13.65%
Oppenheimer Global Opportunities Fund	52.93%
Oppenheimer International Growth Fund	26.90%
Virtus Vontobel Emerging Markets Opportunities Fund	34.47%
Blackrock High Yield Bond Fund	8.20%
Columbia US Government Fund	3.24%
Loomis Sayles Core Plus Bond Fund	5.22%
Lord Abbett Income Fund	7.16%
Western Asset Inflation Indexed Plus Bond Fund	3.82%

CEO Pay Ratio for 2017

We are required to disclose (i) the median of the annual total compensation of our employees (other than our CEO), (ii) the annual total compensation of our CEO, and (iii) the corresponding pay ratio.

We believe our pay ratio is a reasonable estimate, calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee using our employee population as of December 1, 2017. We are a global company with complex operations. As of our measurement date of December 1, 2017, we had 23,200 employees in over 20 countries. We have extremely small employee populations in some of these locations, which in the aggregate make up less than 5% of our total workforce. As a result, we excluded employee populations in the following locations:

•	Australia - 61 employees	•	Japan - 100 employees
•	Austria - 1 employee	•	Netherlands - 35 employees
•	Belgium - 18 employees	•	South Korea - 316 employees
•	France - 91 employees	•	Singapore - 17 employees
•	Germany - 110 employees	•	South Africa - 64 employees
•	Ireland - 135 employees	•	United Arab Emirates - 24 employees

After excluding employees in the above locations, our pay ratio includes 22,228 of our 23,200 employees as of the measurement date.

We used a consistently applied compensation measure across this employee population to identify the median employee. For our consistently applied compensation measure, we used base salary paid during 2017. The majority of our employees receive base salary (paid on an hourly, weekly, biweekly or monthly basis) and do not participate in any variable incentive plans. Consequently, base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s annual total compensation in the same manner as the CEO in the Summary Compensation Table, except that for both the median employee compensation and CEO compensation we included $14,884 related to the Company’s portion of health care insurance premiums and company contributions to HSA accounts.

Our median employee compensation was 57,642. Our CEO compensation was $3,830,525. Accordingly, our CEO to median employee pay ratio is 67:1.

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ITEM 3	Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2018

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

In considering Ernst & Young’s appointment for the 2018 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2017 fiscal year;
•	Ernst & Young’s capability and expertise in handling engagements with the breadth and complexity of Stericycle’s operations, including its approach to resolving significant accounting and auditing matters and consultations with the firm’s national office;
•	The qualification and experience of key members of the engagement, including the lead audit partner;
•	The quality of Ernst & Young’s communication with the Audit Committee regarding the conduct of the audit and with respect to issues identified in the audit;
•	External data on audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms;
•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

Ernst & Young has served as our independent registered public accounting firm since 1991. The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young LLP. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s new lead engagement partner.

If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board may reconsider their appointment.

We are asking our stockholders to ratify the selection of Ernst & Young LLP, as our independent registered public account firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate governance. The members of the Audit Committee, and the Board believe that the continued retention of Ernst & Young LLP to serve as our Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2017 and December 31, 2016. All numbers shown in millions of dollars

Description of Fees	FY 2017	FY 2016
Audit Fees(1)	$8,343,000	$9,200,000
Audit-Related Fees(2)	1,750,000	200,000
Tax Fees(3)	191,000	400,000
All Other Fees(4)	7,000	–
TOTAL	$10,291,000	$9,800,000

(1)	Includes fees for the audits of annual consolidated financial statements and internal control over financial reporting, reviews of interim financial statements included in our quarterly reports on Form 10-Q, certain statutory audits and assistance with and review of certain documents and letters filed with the SEC.
(2)	Includes fees related to transaction audit and integration services.
(3)	Includes fees related to tax compliance, tax advice and tax planning services.
(4)	Includes fees related to access to online research tools.

Audit Committee Pre-Approval Policies

In accordance with policies adopted by the Audit Committee, all audit and non-audit related services to be performed for us by the independent registered public accounting firm must be approved in advance by the Audit Committee. All of the services Ernst & Young LLP performed for us during 2017 and 2016 were pre-approved by the Audit Committee.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee operates pursuant to a written charter, which is available on the Company’s investor relations website, http://investors.stericycle.com. The Audit Committee is comprised of four directors, all of whom are independent and one of whom (Brian P. Anderson, the Chairman), has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent auditor to audit those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent registered public accounting firm.

In carrying out our oversight responsibility, we review and discuss with both management and the independent auditor, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and the independent auditor the quarterly and annual financial statements for the fiscal year ended December 31, 2017. Our reviews and discussions with the independent auditor included discussions of the matters required to be discussed pursuant to the applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including among other items, the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from management and the Company. The Audit Committee considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Committee discussed with management significant risks and exposures identified by management, the internal auditors or Ernst & Young LLP, and management’s steps to address such risks.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held 28 meetings during fiscal year 2017.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent auditor for 2018. Ernst & Young LLP has been the independent auditor for the Company for a number of years. The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee

Brian P. Anderson, Chairman

Thomas F. Chen

Robert S. Murley

John Patience

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ITEM 4	Stockholder Proposal Entitled Special Shareholder Meeting Improvement

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 50 shares of our common stock, has submitted the following resolution for consideration by stockholders:

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

Scores of Fortune 500 companies allow a more practical 10% of shares to call a special meeting compared to the entrenchment requirement of Stericycle. SRCL shareholders do not have the full right to call a special meeting that is available under state law.

In fact we now have a sad joke of a right to call a special meeting.

At Stericycle it would take 25% of shares (instead of the 10% called for in Delaware law) and then all shares held for less than one continuous year would be disqualfied. Thus in order to obtain the 25% requirement it could take the holders of 51% of SRCL shares (minus perhaps 26% of shares that were held for less than one continuous year) to obtain the 25% that represented one-year of continuous holdings. In other words, it could take 51% of shares to go to the onerous trouble to initiate a special meeting in which 51% of shares would be needed to take action.

A more practical shareholder right to call a special meeting would put shareholders in a better position to ask for improvement in our board of directors after the 2018 annual meeting.

For instance, 3 directors had long-tenure of 25 to 28 years. Long-tenure can impair the independence of a director no matter how well qualified. Independence is a priceless attribute in a director.

John Patience, with 28-years long-tenure, received the shareholder dissatisfaction of 32% in negative votes. This is 32-times the negative votes compared to at least one other Stericycle director. Mr. Patience was also on our Audit Committee and our Nomination Committee. Thomas Chen was on these same 2 committees and received 27% in negative votes. Jack Schuler, our Lead Director with 27-years long-tenure, received 13% in negative votes.

A more practical shareholder right to call a special meeting would put shareholders in a better position to question the Stericycle practice of assigning more responsibioity to directors with long-tenure and/or high negative votes – for instance a position on an important board committee or the added role of Lead Director.

Please vote to increase management accountability to shareholders:

Special Shareholder Meeting Improvement – Proposal 4

THE COMPANY’S STATEMENT IN OPPOSITION

The Board of Directors has carefully considered this proposal and believes this proposal is unnecessary and not in the best interests of our stockholders. The Board regularly reviews the Company’s governance practices and believes that we have solid and efficient mechanisms in place to allow stockholders to communicate with the Board and bring items to its attention, including at annual and special stockholders’ meetings. Consequently, the Board of Directors recommends that you vote AGAINST this proposal for the reasons described below.

Stericycle’s current ownership threshold balances the preservation of this important stockholder right with the financial and administrative burdens that would result from misuse of the process by a small minority of stockholders with narrow interests.

Convening a special meeting of stockholders is a significant undertaking that requires a substantial commitment of time and financial resources. The Board and management would also be required to divert time from the business to prepare for and conduct the meeting. Because of these burdens and costs, special stockholder meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns. The current threshold of at least 25% of our company’s issued and outstanding shares of common stock strikes the appropriate balance, as it allows for stockholders to call a special meeting when such an extraordinary matter arises, without enabling a small minority of stockholders to call unnecessary meetings for less significant matters. If the proposal were adopted, a small minority of stockholders – potentially with narrow, short-term interests – could call special meetings to present proposals with little likelihood of success, without regard to how the costs and other burdens might impact the Company’s future success or the interests of the vast majority of stockholders.

Stericycle is committed to stockholder engagement and sound governance practices.

Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices. We also meet with stockholders to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics. We strongly believe that this commitment to ongoing dialogue with our stockholders, together with practices such as annual Director elections, a “proxy access” right for nominating Directors, no supermajority voting provisions, and stockholders existing right to call special meetings protects stockholder rights without the expense and risk associated with a lower special meeting threshold.

Stericycle has made a number of recent corporate governance enhancements.

Our company has made a number of corporate governance enhancements in recent years. The Board added two new directors, both with deep financial experience, in the last year and has added

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four new directors in the last four years. The Board appointed new chairs of the Audit, Compensation and Nominating & Governance Committees in 2016 and 2017. Our Board enhanced its diversity through the addition of several diverse members over the last four years. The Board of Directors is also leveraging a new competency and skills matrix to guide evolution of the composition of the Board. In addition, our Nominating & Governance Committee regularly evaluates the structure of the Board of Directors and makes recommendations to the Board of Directors regarding potential governance changes.

For the reasons set forth above, the proposal is neither necessary nor in stockholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 5	Stockholder Proposal on Vesting of Equity Awards upon a Change in Control

The Teamsters General Fund of the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, a beneficial owner of 55 shares of our common stock, has submitted the following resolution for consideration by stockholders:

RESOLVED: The shareholders ask the Board of Directors of Stericycle Inc., to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the Board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2018 annual Meeting.

SUPPORTING STATEMENT:

Stericycle Inc. (“Company”) allows senior executives full vesting of all unvested stock options and restricted stock units upon a change of control. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit or only partially vest performance shares upon a change of control. At last year’s shareholder meeting, this proposal won support from 48.9% of shares cast for or against the resolution.

THE COMPANY’S STATEMENT IN OPPOSITION

The Board of Directors has carefully considered this proposal and believes that this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board of Directors recommends a vote “AGAINST” this proposal, for the reasons described below.

The stockholder proposal would result in a competitive disadvantage in attracting and retaining executives.

Due to the common practices among the companies with which we compete for executive talent, the proposed policy could jeopardize the objective of our compensation program to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy and maximize stockholder value.

Many of the companies with which we compete for executive talent are not restricted in their ability to attract and retain key executives through the use of change in control equity vesting triggers, and in fact, routinely provide for accelerated vesting of equity-based awards upon a change in control, either on a “single-trigger” or “double-trigger” basis. “Single-trigger” refers to the accelerated vesting of equity awards immediately upon a change in control. “Double-trigger” refers to the accelerated vesting of equity awards upon a change in control plus some other event, which is usually the termination of the executive within a certain time period following a change in control. The equity-based awards to our executive officers that were made in March, 2018 provide for “double-trigger” accelerated vesting. Other of our equity-based awards to our executive officers provide for “single-trigger” accelerated vesting.

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Beginning with equity grants made in 2018, vesting of unvested stock options and restricted stock units is not automatic upon a change in control.

Beginning with the equity grants approved in March, 2018, we implemented “double-trigger” vesting upon a change in control. As discussed above, with double-trigger vesting, accelerated vesting of equity awards is limited to circumstances where there is a change in control and an executive experiences some other event, such as a termination of employment without cause following the change in control. This change replaces the prior single-trigger approach. The Board believes that this approach promotes stability and focus during an uncertain time by ensuring executives do not risk a substantial loss by supporting a transaction that is in the best interests of stockholders but could cause them to lose their jobs or suffer a material financial loss through no fault of their own.

The stockholder proposal could disrupt the alignment of interests between management and our stockholders.

One of the essential purposes of providing executives with equity-based awards is to align their interests with those of our stockholders. The Board believes that our practice of accelerating the vesting of equity awards in the event of a change in control serves to align the interests of our executive officers with those of our stockholders and will incentivize our executive officers to remain objective, avoid conflicts of interest and stay focused on executing a strategic change that could maximize stockholder value. Putting executives’ compensation at risk in the event of a change in control could create a conflict of interest if the Board believed a potential change in control transaction was in the best interests of our stockholders. As described under the heading “Compensation Discussion and Analysis” in this proxy statement, a significant percentage of each named executive officer’s long term compensation opportunity is in the form of stock options and restricted stock units, and at any time, our named executive officers’ unvested equity-based awards represent a significant portion of their total compensation. The stockholder proposal would eliminate our ability to provide reasonable assurance to our named executive officers that they can realize the full expected value of their equity-based awards in the event of a change in control.

In addition, we believe that our existing acceleration of vesting practice will motivate our employees, including our executive officers, to continue to work for us, even if they perceive that a change in control is imminent, which prevents the potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change in control transaction that would benefit our stockholders. The risk of job loss, coupled with the loss of significant equity awards, may present an unnecessary distraction for our executive officers and could lead to our executive officers beginning to seek new employment while a change in control transaction is being negotiated or is pending. The Board believes that the proponent’s proposal, which would have us adopt a policy under which equity awards of executive officers would vest on an accelerated basis using a vague, pro rata formula, would frustrate our retention objectives in a change in control situation.

The stockholder proposal would result in undue restriction on the Compensation Committee’s structuring of executive compensation.

Our Board believes that stockholders’ interests are best served by recognizing that the Compensation Committee, comprised of independent, non-management directors, supported by an independent compensation consultant, is in the best position to set the terms of executive compensation arrangements. Our stockholders have evidenced their overwhelming support of the Compensation’s Committee’s actions, with approximately 96% to 97% of shares present and entitled to vote casting advisory votes approving our Company’s executive compensation at the last five annual meetings of stockholders. The Board believes that the Company’s treatment of equity-based awards upon a change in control, as summarized under the heading “Compensation Discussion and Analysis” in this proxy statement, appropriately balances the interests of all parties and does not grant windfall awards.

The proponent’s proposal seeks to substitute the Compensation’s Committee’s ability to exercise its informed business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in our and our stockholders’ best interests with the proponent’s view that the amount of time an executive officer is employed represents the extent to which an equity award is “earned.”

The Compensation Committee should continue to retain the flexibility to design and administer competitive compensation programs that reflect market conditions. Permitting the Compensation Committee to accelerate vesting of equity awards can incentivize management to maximize stockholder value, further aligning the interests of management with our stockholders. Conversely, adopting the rigid policy advanced by the proponent would frustrate the purpose of the Compensation Committee and interfere with the objective of our compensation program.

Accordingly, the Board of Directors recommends a vote “AGAINST” this proposal.

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OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2019 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 14, 2018. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the SEC in order to be included and should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2019 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 23, 2019 and no later than February 22, 2019.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Secretary of the Company no earlier than the close of business on November 14, 2018, and no later than the close of business on December 14, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the SEC. On the basis of a review of copies of these reports, we believe that all filing requirements for 2017 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Copies of this proxy statement and our Form 10-K as filed with the SEC are available in .pdf format on our investor relations website, http://investors.stericycle.com. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

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APPENDIX A	Definition and Reconciliation of Non-GAAP Measures

Adjusted Earnings Before Interest, and Tax (“Adjusted EBIT”) is Income from operations excluding specified items outlined in the table below. Management believes the adjusted financial measures represent the amounts directly related to the ongoing operations of the business and uses these measures in evaluating performance. All adjusted financial measures are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to, or calculated in the same manner as Non-GAAP financial measures published by other companies.

The company calculates Adjusted Return on Invested Capital (“ROIC”) by dividing Adjusted Net Operating Profit after Tax (“NOPAT”) by the average of the prior two year ending amounts for Invested Capital. Stericycle uses the following calculation for Invested Capital: Total Assets less Cash and Equivalents, less Short Term Investments, less Current Liabilities, less purchase price of current year acquisitions, plus Current Portion of Long Term Debt. “NOPAT” is calculated by reducing “Adjusted EBIT” (referenced above) by Intangible Amortization and current year acquisitions and multiplying by (1 – Adjusted Tax Rate) plus Intangible Amortization. The adjusted tax rate is calculated by dividing the Pre-tax Book Income excluding specified items outlined in table below by Income Tax Benefit/(Expense) plus the tax impact of the specified items (referenced above). In order to normalize the “ROIC” equation for the fact that Intangible Amortization is added back to “NOPAT”, the Accumulated Amortization of Intangible Assets is also added back to the average Invested Capital.

Adjusted Earnings Before Interest and Tax (“Adjusted EBIT”)

	Q1	Q2	Q3	Q4	Total
Income from Operations US GAAP	114.5	(192.4)	93.6	(23.4)	(7.6)
Business Transformation	0.0	0.0	4.2	27.1	31.3
Intangible Amortization	29.1	29.5	29.9	29.9	118.4
Acquisition and Integration	11.5	11.2	10.8	7.2	40.7
Operational Optimization	10.9	25.5	16.0	18.7	71.1
Divestitures	0.0	3.6	9.1	(3.2)	9.5
Litigation, Settlements, and Regulatory Compliance	1.9	301.7	1.4	22.7	327.6
Impairment	0.0	0.0	0.0	65.0	65.0
Other	2.5	3.9	10.9	7.5	24.8
Income from Operations (Adjusted)	170.4	183.1	175.9	151.6	680.9

Adjusted Return on Invested Capital (“ROIC”)

2017 Total
Net Operating Profit After Tax (“NOPAT”)
Income from Operations US GAAP	(7.6)
Business Transformation	31.3
Acquisition and Integration	40.7
Operational Optimization	71.1
Divestitures	9.5
Litigation, Settlements, and Regulatory Compliance	327.6
Impairment	65.0
Other	24.8
Current Year Acquisitions	(5.7)
Net Operating Profit Before Tax	556.8
Pre-tax Book Income	(107.9)
Adjustments	688.5
Pre-tax Book Income (adjusted)	580.6
Tax (Benefit)/Expense	(150.9)
Tax Impact of Adjustments	354.9
Adjusted Tax Benefit/(Expense)	204.0
Tax Rate As Reported	139.8%
Tax Rate Adjusted	35.1%
Net Operating Profit After Tax	361.1
Intangible Amortization	118.4
NOPAT	479.5

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Invested Capital

	2016 Total	2017 Total
Total Assets	6,980.1	6,988.3
less: Cash	(44.2)	(42.2)
less: Short Term Investments	(0.1)	(0.1)
less: Current Liabilities	(542.9)	(969.4)
plus: Current Portion of Long Term Debt	72.8	119.5
Invested Capital	6,465.8	6,096.1
Purchase Price Current Year Acquisitions	–	(79.7)
Average Invested Capital (2016 and 2017)	–	6,280.9
plus: Accumulated Amortization	–	392.5
Invested Capital	–	6,673.5
Return on Invested Capital (“ROIC”)	–	7.2%

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2018 PROXY STATEMENT

Stericycle’s Global
Sustainability Highlights

Stericycle provides essential sustainability services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and lead to greater consumer safety and satisfaction. Here is sample of the global annual impact we make to protect what matters:

Medical Waste Management 1.7 BILLION POUNDS of Medical Waste Safely Treated Pharmaceutical Waste Disposal 70.3 MILLION POUNDS of Drugs Safely Disposed Sharps Management 48.3 MILLION POUNDS of Plastic Diverted from Landfills Maritime Solutions 61 MILLION POUNDS of Maritime Wastes Diverted from Landfills Secure Information Destruction 1.5 BILLION POUNDS of Paper Recycled Hazardous Waste Service 1 BILLION POUNDS of RCRA Wastes Properly Managed Sustainable Solutions 52.7 MILLION POUNDS of Wastes Diverted from Landfills

Learn more about our sustainability efforts at
stericycle.com/about-us/sustainability.

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Stericycle®

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 22, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43408-P06430 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.

The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2 and 3, and AGAINST Items 4 and 5.

	For	Against	Abstain
1. Election of Directors			
1a. Robert S. Murley	☐	☐	☐
1b. Charles A. Alutto	☐	☐	☐
1c. Brian P. Anderson	☐	☐	☐
1d. Lynn D. Bleil	☐	☐	☐
1e. Thomas D. Brown	☐	☐	☐
1f. Thomas F. Chen	☐	☐	☐
1g. Mark C. Miller	☐	☐	☐
1h. John Patience	☐	☐	☐
1i. Mike S. Zafirovski	☐	☐	☐

For address changes, mark here. ☐
(see reverse for instructions)

NOTE: This proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E43409-P06430

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Thomas D. Brown (the "proxies") as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on March 29, 2018 at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 23, 2018 at 2:00 p.m. Central Daylight Time, at the Hilton Garden Inn Chicago O'Hare, 2930 South River Road, Des Plaines, Illinois 60018, and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors, i.e., FOR each of the 9 nominees for election as a director (Item 1), FOR the advisory vote to approve executive compensation (Item 2), FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018 (Item 3), AGAINST the stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4) and AGAINST the stockholder proposal on the vesting of equity awards upon a change in control (Item 5). This Proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address changes/comments: ______________________________

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(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)